Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) dated as of November 14  2008, by Ambermax IV Corporation. a Colorado Corporation having an address at  16200 WCR 18E, Loveland, CO 80537 (“Ambermax”), James B. Wiegand, et.al., the (“Ambermax Shareholders”)or the (“Ambermax Stockholders”), see Section 2.1 (b) for full list of Ambermax IV Shareholders,  having addresses at 16200 WCR 18E, Loveland, CO 80537, and Mountain Renewables, Inc., a Nevada corporation having an address at 1772 Grape Street,Denver, Colorado (“MOUNTAIN”).

RECITALS

A.           James B. Wiegand, et. al,  are the holders of a total of 1,125,000 (One Million One Hundred Twenty Five Thousand) shares (the “Ambermax Shares”) of the stock of Ambermax IV Corporation,, and the Ambermax Shares represent 100 % of the issued and outstanding shares of  Ambermax IV Corporation.

B.           The parties hereto desire that James B. Wiegand, et. al., convey to Mountain   the Ambermax Shares, and that, in exchange therefore, Mountain will issue to James B. Wiegand, et. al, See Section 2.1 (b) for full list of Ambermax IV Shareholders,  an aggragate of 3,375,000 shares of its common stock (the “Exchange Shares”), so that, after the consummation of such exchange, Mountain will hold 100% of the issued and outstanding shares of Ambermax IV..

C.           It is intended that the Exchange Shares to be issued pursuant hereto will be issued to the Ambermax Stockholders under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and shall not be registered under the Securities Act or any other relevant laws or regulations.

D.           The parties hereto intend that the transaction described herein qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

E.           Mountain Renewables is authorized to issue up to 100,000,000 shares of common stock. The parties to this agreement anticipate that following consummation of this agreement, Mountain will take steps to list its common shares for trading on a public market and may sell additional shares for cash and/or acquire additional companies for shares of its common stock.

1.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

(a)           "Action" means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b)           "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms "controlled" and "controlling" have correlative meanings.

(c)           "Business Day" means a day on which banks are open for business in New York, New York.

(d)           "Claims" means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e)           "Contract" means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(f)           "Encumbrances" means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

2.

 (g)           "GAAP" means United States generally accepted accounting principles.

(h)           "Governmental Authority" means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(i)           "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(j)           "IRS" means the Internal Revenue Service of the United States of America.

(k)           "Laws" means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(l)           "Liabilities" means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(m)           "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

3.

(n)           "Subsidiaries" of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the Applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

(o)           "Tax" means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

(p)           "Tax Benefit" means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

(q)           "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

 (r)           "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

1.2           References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

4.

ARTICLE II
SHARE EXCHANGE

2.1           Share Exchange.  Subject to the terms and conditions stated herein, the Exchange Shares  and the Ambermax Shares shall be exchanged as follows (the “Exchange”):

(a)           at the Closing, the Ambermax Stockholders shall assign, transfer, convey, and deliver to Mountain the Ambermax  Shares and any and all rights in such shares to which they are entitled, and by doing so will be deemed to have assigned all of its respective right, title and interest in and to all such Ambermax Shares to Mountain; and

(b)           in exchange for the Ambermax Shares, Mountain shall issue to the Ambermax Stockholders and the Ambermax Stockholders shall accept and acquire from Mountain, the Exchange Shares, totaling 3,375,000 shares of Mountain Renewables Common Stock. At the Closing, Mountain shall issue certificates, as follows:

Name	Number of Shares

Corey Wiegand	600,000
Michael Wiegand	600,000
Martha Sandoval	600,000
Dustin Sandoval	150,000
Jesica Sandoval	150,000
Andrew Peterson	150,000
Lacey Rosales	150,000
Craig Bordon	30,000
Craig K. Olson	60,000
David Callaham	30,000
David Zallar	30,000
Larry Willis	30,000
Shirley Hale	60,000
Richard Giannotti	30,000
Craig Kimball	30,000
Delos Elmer	30,000
Craig A. Olson	30,000
Kiva Slack	30,000
Stacy Thomas	7,500
Katherine Vacha	30,000
Michelle Vacha	30,000
Anthony Clanton	30,000
Gordon and Lahana Crabtree, JTWROS	30,000
Kimberley Manning	30,000
Nathan and Jana Faris, JTWROS	30,000
Michael Willis	30,000

5.

Name	Number of Shares

Grant Willis	30,000
William Gofigan	30,000
Kent Florence	30,000
Ryan Kaszycki	30,000
Teri Tabor	30,000
Jenifer and Heather Christiansen, JTWROS	30,000
Ruth Harrison Revocable Trust	30,000
Tom Menten	30,000
Fredrick and Cheryl Johnston, JTWROS	30,000
Francis Acedo	30,000
Steven Crouch	30,000
Chris Crouch	30,000
Beau Brooks	30,000

2.2  Tax Consequences. It is intended by the arties hereto that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated under the Code.

ARTICLE III
CLOSING

3.1           Date and Location of the Closing.  The closing (the "Closing") of the transactions contemplated hereunder shall take place on November 21, 2008.

3.2           Deliveries.

           At the Closing:

(1) James B. Wiegand, et. al., shall deliver to Mountain (i) The list of Ambermax shareholders, representing delivery of all issued and outstanding (uncertificated) Ambermax Shares , (ii) certified check in the amount of $12,871 made payable to Mountain Renewables, Inc. (representing the cash held by Ambermax at Compass Bank), (iii) all company books and records.

 (2) Mountain shall deliver to James B. Wiegand, et. al.,  (i) stock certificates evidencing, in aggragate, 3,375,000 shares of Mountain Renewables, Inc., the Exchange Shares to which James B. Wiegand, et. al., each individually are entitled to hereunder, (ii)  such other documents as may be required under applicable law or requested by the Ambermax Shareholders.

6.

3.3                 Wholly-Owned Subsidiary.  At and after the consummation of the Exchange will have the effects set forth in this Agreement, and Ambermax shall become a wholly-owned subsidiary of Mountain.

3.4                   Restrictive Legends.  Certificates evidencing the Exchange Shares pursuant to this Agreement may bear one or more of the following legends and any legend required by any applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

    3.5      Piggyback Registration of Restricted Shares. In connection with any Registration of Shares filed after consummation of this agreement, such Registration of Shares will include all of the 3,375,000 Exchange Shares owned by James B. Wiegand, et. al.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MOUNTAIN

As an inducement to Ambermax and the Ambermax Stockholders, jointly and severerally to enter into this Agreement and to consummate the transactions contemplated herein, Mountain represents and warrants, as of the date of this Agreement to Ambermax and the Ambermax Stockholders, as follows:

4.1           Organization.  Mountain is a corporation duly organized, validly existing, and in good standing under the laws of Colorado.

4.2             Capital Structure.

(a)           Mountain's authorized capital stock consists of One Hundred Million (100,000,000) shares of common stock, of which Ten Million (10,000,000) shares are issued and outstanding.

7.

(b)           Upon delivery to the Ambermax Stockholders of the certificates representing the Exchange Shares, the Ambermax Stockholders will acquire good and valid title to such shares, free and clear of any Encumbrances.  All of the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive or similar rights.  There are no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of Mountain, (b) restricting the transfer of any shares of capital stock of Mountain, or (c) relating to the voting of any shares of capital stock of Mountain. There are no issued or outstanding Indebtedness of Mountain having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Mountain may vote.

(c)           The offer and issuance of the Exchange Shares will be done in compliance with all applicable Laws.

4.3           Corporate Power and Authority. Mountain has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby  The execution, delivery, and performance of this Agreement by MOUNTAIN and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by MOUNTAIN and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of MOUNTAIN and no other corporate action or corporate proceeding on the part of MOUNTAIN is necessary to authorize the execution, delivery, and performance by MOUNTAIN of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MOUNTAIN and constitutes the legal, valid and binding obligation of MOUNTAIN, enforceable against it in accordance with its terms.

4.4           Conflicts; Consents and Approvals.  Neither the execution and delivery by MOUNTAIN of this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of MOUNTAIN;

8.

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of MOUNTAIN or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of MOUNTAIN, (2) any Contract to which MOUNTAIN is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which MOUNTAIN is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any non-governmental third party;

(d)           violate any order, writ, or injunction, or any material decree, or material Law applicable to MOUNTAIN or any of its, business, properties, or assets; or

(e)           require any action, consent or approval of, or review by, or registration or filing by MOUNTAIN with any Governmental Authority.

4.5           Subsidiaries.  MOUNTAIN does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person. MOUNTAIN does not have any Subsidiaries.

4.6           Taxes.  MOUNTAIN has (a) duly and timely filed all Tax Returns relating to MOUNTAIN that it was required to file (taking into account any extensions of the filing deadlines which have been validly granted) and (b) paid all Taxes that are shown thereon as owing or that are otherwise due and payable by it. Such filed Tax Returns are true, correct and complete in all material respects. There are no disputes pending or threatened as to Taxes payable by MOUNTAIN.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of MOUNTAIN for any period.  MOUNTAIN (v) has not filed a consent to the application of Section 341(f) of the Code, (w) has not been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code within the past five years, (x) is not a party to any Tax sharing, allocation or indemnification agreement or arrangement, (y) is not required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax law) for any taxable year ending after the date hereof, and (z) has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return or has any liability for the Taxes of any Person (other than MOUNTAIN) under Treasury Regulation §1.15026 (or any similar provision of state, local or foreign law).

9.

4.7           Compliance with Law.  MOUNTAIN and each of the officers, directors, employees and agents of MOUNTAIN has complied in all respects with all Laws applicable to MOUNTAIN and its assets.  Neither the MOUNTAIN Stockholder nor MOUNTAIN has received any notice from any Governmental Authority that MOUNTAIN has been or is being conducted in violation of any Applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

4.8           Litigation. There is no Action pending or threatened against MOUNTAIN, or any executive officer or director thereof that (a) relates to MOUNTAIN, its assets, or its business, or (b) seeks, or could reasonably be expected, to prohibit or restrain the ability of MOUNTAIN to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against MOUNTAIN.

 4.9           Contracts. There are no Contracts to which MOUNTAIN is, or will be at Closing, a party or bound, other than those relating to its business or assets.

4.10           Labor and Employment Matters; Employee Benefit Plans.

(a)           As of the date hereof, MOUNTAIN does not have any Employees other than those related to its business or assets.  There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement").

(b)           As of the Closing, MOUNTAIN will not sponsor, maintain, contribute to, or have any Liability under, for or with respect to, any Employee Benefit Plans (including multiemployer plans) or any Employment Agreements. From and after the Closing, AMBERMAX AND THE AMBERMAX STOCKHOLDERS will not directly or indirectly have or incur any Liabilities, whether by virtue of the transactions contemplated by this Agreement or otherwise, with respect to or in connection with (i) any Employee Benefit Plans or any Employment Agreements; and (ii) the Employees or any other individuals who do or did at any time provide employment or employment-type services for or with respect to MOUNTAIN, which arose or were incurred at any time prior to the Closing.

(c)           There does not now exist, nor do any circumstances exist that could result in, any liability to MOUNTAIN or its Affiliates following the Closing.

(d)           MOUNTAIN has no liability for life, health, medical or other welfare benefits to Former Employees or beneficiaries or dependents thereof.

10.

4.11           Real Estate. MOUNTAIN does not own, lease, sublease, or have any interest whatsoever in any real property.

4.12           Guaranties.  MOUNTAIN is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

4.13           Full Disclosure. No representation or warranty of MOUNTAIN or the MOUNTAIN Stockholder in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to MOUNTAIN or the MOUNTAIN Stockholder that has specific application to AMBERMAX AND THE AMBERMAX STOCKHOLDERS and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of MOUNTAIN that has not been set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AMBERMAX AND THE AMBERMAX STOCKHOLDERS

As an inducement to MOUNTAIN to enter into this Agreement and to consummate the transactions contemplated herein, Ambermax and the Ambermax Stockholders, Jointly and Sevraly represents and warrant, as of the date of this Agreement, to MOUNTAIN as follows:

5.1           Organization.  Ambermax is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

5.2           Corporate Power and Authority.  Ambermax and the Ambermax Stockholders  has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by AMBERMAX AND THE AMBERMAX STOCKHOLDERS and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of AMBERMAX AND THE AMBERMAX STOCKHOLDERS is necessary to authorize the execution, delivery, and performance by AMBERMAX AND THE AMBERMAX STOCKHOLDERS of this Agreement and the consummation by AMBERMAX AND THE AMBERMAX STOCKHOLDERS of the transactions contemplated hereby. This Agreement has been duly executed and delivered by AMBERMAX AND THE AMBERMAX STOCKHOLDERS and constitutes the legal, valid and binding obligation of AMBERMAX AND THE AMBERMAX STOCKHOLDERS, enforceable against AMBERMAX AND THE AMBERMAX STOCKHOLDERS in accordance with its terms.

11.

5.3           Conflicts; Consents and Approvals.  Neither the execution and delivery by  AMBERMAX AND THE AMBERMAX STOCKHOLDERS of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of AMBERMAX AND THE AMBERMAX STOCKHOLDERS;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of AMBERMAX AND THE AMBERMAX STOCKHOLDERS or the Ambermax Shares under any of the terms, conditions or provisions of (1) the organizational documents of AMBERMAX AND THE AMBERMAX STOCKHOLDERS, (2) any Contract to which AMBERMAX AND THE AMBERMAX STOCKHOLDERS is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a material adverse effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which AMBERMAX AND THE AMBERMAX STOCKHOLDERS is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any non-governmental third party;

(d)           violate any order, writ, or injunction, or any material decree, or material Law applicable to AMBERMAX AND THE AMBERMAX STOCKHOLDERS or any of its, business, properties, or assets; or

(e)           require any action, consent or approval of, or review by, or registration or filing by AMBERMAX AND THE AMBERMAX STOCKHOLDERS with any Governmental Authority.

5.4           Ambermax Shares.  The Ambermax Stockholders have (i) good and marketable title to all the Ambermax Shares, free and clear of all Encumbrances, and (ii) full legal right and power to sell, transfer and deliver the Ambermax Shares to Mountain in accordance with this Agreement.

12.

ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS

6.1           Confidentiality.  Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of AMBERMAX AND THE AMBERMAX STOCKHOLDERS or MOUNTAIN, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement.  If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

6.2           Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to consummate the transactions contemplated hereby.

6.3           Further Assurances.  From time to time whether before, at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.4           Cooperation with Respect to Financial Reporting. After the date of this Agreement, AMBERMAX AND THE AMBERMAX STOCKHOLDERS   shall reasonably cooperate with Mountain and the agents and representatives of Mountain in connection with  preparation of historical financial statements, related audits of the financial statements of Ambermax and other information.

13.

6.5           Release of Claims By the Ambermax Stockholders.  In consideration of the transactions contemplated hereby, as of the Closing, the Ambermax Stockholders, heirs, executors, successors and assigns (the "Waiving Parties"), release, waive and forever discharge, in all capacities, including as stockholders of Ambermax, from and after the Closing any and all Claims, known or unknown, that the Waiving Parties ever had, now have or may have against MOUNTAIN and its stockholders, Affiliates, officers, directors, employees or agents in connection with or arising out of any act or omission of MOUNTAIN or its officers, directors, employees, advisers or agents, in such capacity, at or prior to the Closing; provided, however, that nothing in this Section 6.5 shall be deemed a waiver by the Waiving Parties of any rights under this Agreement.

ARTICLE VII
INDEMNIFICATION; SURVIVAL

7.1           Indemnification by MOUNTAIN. Mountain shall indemnify and hold harmless AMBERMAX AND THE AMBERMAX STOCKHOLDERS and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "AMBERMAX AND THE AMBERMAX STOCKHOLDERS Indemnified Parties"), and shall reimburse the AMBERMAX AND THE AMBERMAX STOCKHOLDERS Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of MOUNTAIN or the MOUNTAIN Stockholder in this Agreement or in any certificate or document delivered by MOUNTAIN or the MOUNTAIN Stockholder pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any failure by MOUNTAIN or the MOUNTAIN Stockholder to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by MOUNTAIN or the MOUNTAIN Stockholder pursuant to this Agreement to be performed by or complied with by MOUNTAIN or the MOUNTAIN Stockholder, (c) any claims made by a third Person against an AMBERMAX AND THE AMBERMAX STOCKHOLDERS Indemnified Party based upon a contractual obligation of MOUNTAIN or the MOUNTAIN Stockholder for services performed prior to the date hereof, (d) Taxes attributable to the ownership of MOUNTAIN prior to the Closing, (e) Taxes attributable to the conduct by MOUNTAIN of the business of MOUNTAIN or the MOUNTAIN Stockholder’ operation or ownership of its assets, (f) any claims for severance or any other compensation made by an Employees or Former Employee, (g) any claim made at any time by any Governmental Authority in respect of the business of MOUNTAIN for all periods prior to the Closing, (h) any Liability or obligation of MOUNTAIN arising or relating to the periods prior to the Closing or (i) any Action or investigation by any Person relating to or arising out of the business or operations of MOUNTAIN prior to the Closing.

14.

7.2           Indemnification by AMBERMAX AND THE AMBERMAX STOCKHOLDERS. AMBERMAX AND THE AMBERMAX STOCKHOLDERS shall indemnify and hold harmless MOUNTAIN, the MOUNTAIN Stockholder, and their Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "MOUNTAIN Indemnified Parties"), and shall reimburse the MOUNTAIN Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of AMBERMAX AND THE AMBERMAX STOCKHOLDERS in this Agreement or in any certificate or document delivered by AMBERMAX AND THE AMBERMAX STOCKHOLDERS pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by AMBERMAX AND THE AMBERMAX STOCKHOLDERS to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by AMBERMAX AND THE AMBERMAX STOCKHOLDERS pursuant to this Agreement to be performed by or complied with by AMBERMAX AND THE AMBERMAX STOCKHOLDERS.

7.3           Survival.  All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for three years from the date hereof, except the representations and warranties set forth in Section 4.7 which shall survive until the expiration of the applicable statute of limitations.

ARTICLE VIII
MISCELLANEOUS

8.1           Notices.  All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)           If to AMBERMAX AND THE AMBERMAX STOCKHOLDERS:

Mr. James B. Wiegand
16200 WCR 18 E
Loveland, CO 80537

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(2)           If to MOUNTAIN :

Mr. Richard Giannotti
1772 Grape Street
Denver, CO 80220

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.2           Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado and the federal laws of United States applicable therein, without giving effect to principles of conflicts of law.

8.3           Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the State of Colorado, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

8.4           Waiver of any and all Rights to a Trial by Jury.  All parties to this Agreement unconditionally, irrevocably and expressly waive all rights to trial by jury in any action, proceeding, suit, counterclaim or cross-claim in any matter (whether sounding in tort, contract or otherwise) in any way arising out of or otherwise relating to this Agreement or the transaction or the relationships established hereunder. All parties confirm that the foregoing waiver of a trial by jury is informed and freely made.

8.5           Entire Agreement.  This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

8.6           Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

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8.7           Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by AMBERMAX AND THE AMBERMAX STOCKHOLDERS and MOUNTAIN, in the case of a waiver, by the party waiving compliance.

8.8           Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.9           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10           Brokers.  The parties hereto, covenant, represent, and warrant that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to receive any brokerage commission, finder's fee, or similar compensation in connection with this Agreement or the transactions contemplated hereby.  Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage, or expense, including reasonable attorney's fees, pertaining to any broker, finder, or other person with whom such party has dealt.

8.11           Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.12           Independent Representation.  Each of the parties hereto further acknowledges and agrees that he or it, as the case may be, has been advised by counsel during the course of negotiations leading up to the execution and delivery of this Agreement and had significant input in the development of this Agreement.  This Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

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8.13           Publicity.  No party may issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other parties.

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18.

IN WITNESS WHEREOF, the parties have duly executed this Share Exchange Agreement as of the date first above written.

Ambermax IV Corporation

By: /s/James B. Wiegand
Name: James Wiegand
Title: Director and President

THE AMBERMAX STOCKHOLDERS

/s/Corey Wiegand
/s/Michael Wiegand
/s/Martha Sandoval
/s/Dustin Sandoval
/s/Jesica Sandoval
/s/Andrew Peterson
/s/Lacey Rosales
/s/Craig Bordon
/s/Craig K. Olson
/s/David Callaham
/s/David Zallar
/s/Larry Willis
/s/Shirley Hale
/s/Richard Giannotti
/s/Craig Kimball
/s/Delos Elmer
/s/Craig A. Olson

19.

/s/Kiva Slack
/s/Stacy Thomas
/s/Katherine Vacha
/s/Michelle Vacha
/s/Anthony Clanton
/s/Gordon and Lahana Crabtree
/s/Kimberley Manning
/s/Nathan and Jana Faris
/s/Michael Willis
/s/Grant Willis
/s/William Gofigan
/s/Kent Florence
/s/Ryan Kaszycki
/s/Teri Tabor
/s/Jenifer and Heather Christiansen
/s/Ruth Harrison Revocable Trust
/s/Tom Menten
/s/Fredrick and Cheryl Johnston
/s/Francis Acedo
/s/Steven Crouch
/s/Chris Crouch
/s/Beau Brooks

MOUNTAIN RENEWABLES, INC

By: /s/Richard Giannotti
Name: Richard Giannotti
Title: Director and President

20.